Exhibit 10.2

AMENDMENT TO THE ENGAGEMENT AGREEMENT

Pursuant to the Engagement Agreement executed between FREYR AS, a Norwegian corporation with company registration number 920 388 620 (“Company”) and EDGE Global LLC, a Pennsylvania limited liability company with registration number 82-3080542 (“EDGE”) that became effective on March 1, 2019 (“Engagement Agreement”), Company and EDGE hereby agree to extend the Engagement Agreement and modify certain terms as outlined in this amendment (the “Amendment”), which shall become effective as of July 1, 2020.

The compensation, fee and incentive arrangements set out in this Amendment shall replace and supersede all other such agreements and arrangements between the Company and EDGE. The Amendment shall be without prejudice to the Company’s right to amend or terminate the Scope of Services or the engagement in whole or in part, but the Company may not deviate from the compensation arrangements agreed below unless attributable to a breach of contract by EDGE.

Section 1: Services, Standards of Performance

A.	The second sentence of Section 1 (b) of the Engagement Agreement shall be modified as follows: “Tom Einar Jensen shall dedicate 90% of his working time and Peter Matrai shall dedicate 60% of his working time to the Company in delivering the Services”.

B.	Exhibit A of the Engagement Agreement (Scope of Services) shall be replaced with Exhibit B of this Amendment.

Section 3: Fees for Services:

C.	The Monthly Cash Retainer in Section 3(a) shall be USD 40,000.

D.	Fees and compensation in Sections 3(b) 3(c) 3(d) and 3(e) shall be deemed fully paid up (including the one hundred thousand Euros (EUR 100,000) fee as specified under section 3(e)(i), which has already been paid by the Company to EDGE) and EDGE shall have no claims whatsoever under these sections.

E.	Further, Parties agree the following additional compensation for EDGE:

(i)	EDGE shall be entitled to a lump sum discretionary Annual Cash Bonus in 2020 up to 30% of the total amount of the Monthly Cash Retainer paid to EDGE in 2020. The Key Performance Indicators for EDGE in 2020 shall include a) Selection of battery cell technology (MoU, Term sheet or similar) and b) Securing battery cell customers (MoU, Term sheet or similar).

(ii)	In addition, EDGE shall receive options to acquire an additional 3,838,401 shares in the Company on terms described in Exhibit A of this Amendment.

(iii)	EDGE shall be entitled to 30% of FREYR’s targeted total management bonus pool of NOK Twenty Five Million (25,000,000 million Norwegian Kroner), which the Company intends to establish to reward management’s efforts if successful financial close of the Fast Track battery cell production facility occurs before 30 June 2021 (“Financial Close”). The bonus shall be discretionary and may be paid in cash or by way of stock options. The Parties agree that any option issued to EDGE under this bonus pool scheme shall have the same exercise price and exercise duration window as in Exhibit A.

(iv)	If Financial Close occurs later than June 30, 2021 and the Company still decides, in its sole discretion, to award a bonus pool during EDGE’s engagement, EDGE shall be part of such bonus pool. The total amount and composition of such bonus pool, and EDGE’s share of it shall be determined at the sole discretion of the Company.

(v)	If the Company’s business plan changes and/or successful value creation occurs even if Financial Close as contemplated above is not achieved, Parties agree to negotiate in good faith an appropriate bonus for EDGE.

Section 4: Term of Agreement:

F.	The Initial Term shall be extended to December 31, 2021.

G.	The Initial Term as amended above may be extended by the Company with a ninety (90) day prior written notice by an additional six (6) months (“Second Extension)”. Upon such extension the following compensation arrangement shall apply:

(i)	EDGE shall be entitled to the same Monthly Cash Retainer as specified in Section C of this Amendment and to the same Annual Cash Bonus, on a pro-rated basis, as specified in Section E(i) of this Amendment.

(ii)	If a successful Financial Close has occurred prior to 31 December 2021, then EDGE shall, in addition, receive options to acquire additional shares in the Company, which equals one per cent (1.0%) of the total outstanding shares of the Company immediately after the completion of the Financial Close. The options shall vest immediately upon issue. The time limit to exercise these options shall be no earlier than 5 years after the issue date of the options, and the options may then be exercised during a period of one month. The exercise price for the options shall be the subscription price in the Financial Close.

The parties acknowledge and agree that all other terms of the Engagement Agreement not modified by this Amendment remain valid.

IN WITNESS WHEREOF, this Amendment has been executed by and on behalf of the Parties as of the year and date; 1st of September 2020.

FREYR AS		EDGE Global LLC

By:	/s/ Torstein Dale Sjøtveit	By:	/s/ Peter Matrai
Name:	Torstein Dale Sjøtveit	Name:	Peter Matrai
Title:	Chairman	Title:	Co-Founder and Partner

By:	/s/ Tore Ivar Slettemoen	By:	/s/ Tom Einar Jensen
Name:	Tore Ivar Slettemoen	Name:	Tom Einar Jensen
Title:	Founder and Partner	Title:	Co-Founder and Partner

EXHIBIT A

EDGE GLOBAL LLC (the ‘Participant’)

Stock Options

EXHIBIT B

Scope of Services for the extended Initial Term